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                                                            EXHIBIT 8.1


                                KIRKLAND & ELLIS
                PARTNERSHIPS INCLUDING PROFESSIONAL CORPORATIONS

                                 Citicorp Center
                              153 East 53rd Street
                          New York, New York 10022-4675

                                  212 446-4800
                                                                      Facsimile:
                                                                    212 446-4900


                               November 25, 1998


Anthony Crane Rental Holdings, L.P.
1165 Camp Hollow Road
West Mifflin, Pennsylvania 15122

  Re: Offer by Anthony Crane Rental Holdings, L.P. and Anthony Crane Holdings
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      Capital Corporation to Exchange their Series B 13 3/8% Senior Discount
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      Debentures due 2009 for any and all their Series A 13 3/8% Senior
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      Discount Debentures due 2009
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   We have acted as special counsel to Anthony Crane Rental Holdings, L.P.
(the "Company") and Anthony Crane Holdings Capital Corporation ("AC Holdings
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Corp." and, together with the Company, the "Issuers") in connection with their offer (the "Exchange Offer") to Exchange their Series B 13 3/8% Senior Discount
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Debentures due 2009 (the "Exchange Debentures") for any and all of their Series
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A 13 3/8% Discount Debentures due 2009 (the "Debentures")
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   You have requested our opinion as to certain United States federal income tax consequences of the Exchange Offer. In preparing our opinion, we have reviewed and relied upon the Company's Registration Statement on Form S-4, filed with the Securities and Exchange Commission (the "Commission") on September 30, 1998
(such Registration Statement, as amended or supplemented, is hereinafter referred to as the "Registration Statement"), and such other documents as we
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deemed necessary.

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   On the basis of the foregoing, it is our opinion that the exchange of the
Debentures for Exchange Debentures pursuant to the Exchange Offer will not be treated as an "exchange" for United States federal income tax purposes.

   The opinions set forth above are based upon the applicable provisions of the Internal Revenue Code of 1986, as amended; the Treasury Regulations promulgated or proposed thereunder; current positions of the Internal Revenue Service (the "IRS") contained in published revenue rulings, revenue procedures, and
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announcements; existing judicial decisions; and other applicable authorities. No tax rulings have been sought from the IRS with respect to any of the matters discussed herein. Unlike a ruling from the IRS, opinions of counsel are not binding on the IRS. Hence, no assurance can be given that the opinions stated in this letter will not be successfully challenged by the IRS or by a court. We express no opinion concerning any United States federal income tax consequences of the Exchange Offer except as expressly set forth above.

   We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm and the summarization of this opinion under the section titled "Certain United States Federal Income Tax Consequences" in the Registration Statement.

                                     Very truly yours,

                                     /s/ Kirkland & Ellis

                                     Kirkland & Ellis